Exhibit 12
                                                                     ----------

                 MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (In millions, except ratio amounts)
                                   (unaudited)

                                              Year Ended December 31,
                                  ---------------------------------------------
                                   1996      1995      1994      1993      1992
                                  -----     -----     -----     -----     -----
Earnings:
  Income before
  income taxes and
  extraordinary item (a)       $  1,955    $  897    $1,280    $1,045    $  963

Add:
  Fixed charges                     460       344       315       315       346

Less:
  Capitalized interest              118        93        78        61        52
                                 ------    ------    ------    ------    ------
  Total earnings               $  2,297    $1,148    $1,517    $1,299    $1,257
                                 ======    ======    ======    ======    ======

Fixed Charges:
  Fixed charges on
  indebtedness,
  including amortization
  of debt discount and
  premium(a)                     $  349    $  242    $  231    $  239    $  270
Interest portion of
  operating lease
  rentals(b)                        111       102        84        76        76
                                 ------    ------    ------    ------    ------
  Total fixed charges            $  460    $  344    $  315    $  315    $  346
                                 ======    ======    ======    ======    ======
Ratio of earnings to
  fixed charges                    4.99      3.34      4.82      4.12      3.63
                                 ======    ======    ======    ======    ======

(a) Includes distributions on subsidiary Trust mandatorily redeemable preferred securities.
(b) The interest portion of operating lease rentals is calculated as one third of rent expense which represents a reasonable approximation of the interest factor.